UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                    FORM 8-K

                                  CURENT REPORT

     Pursuant  to  Section  13  OR  15(d) of the Securities Exchange Act of 1934

                                 March 9, 2004
                Date of Report (Date of earliest reported event)

                          Sentry Technology Corporation
             (Exact name of registrant as specified in its chapter)

    Delaware                   1-12727                  96-11-3349733
(State  or  other            (Commission               (IRS  Employer
jurisdiction  of             File  Number)          Identification number)
incorporation)

      1881  Lakeland  Avenue,  Ronkonkoma,  New  York              11779
 (Address  of  principal  executive  offices)                   (Zip  Code)

                                  631-232-2100
               Registrant's telephone number, including area code

                                      None
         (Former name or former address, if changed since last report )



             INFORMATION  TO  BE  INCLUDED  IN  THE  REPORT


Item  5.  Other  Events.

     A copy of the Company's News Release issued on March 9, 2004 is filed as an exhibit to this report and is incorporated in this report by reference.


Item  7.  Financial  Statements  and  Exhibits.

Exhibit  99.1          Company  News  Release  dated  March  9,  2004


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                Sentry  Technology  Corporation

Date:  3/9/04                                   /s/ Peter J. Mundy,
--------------                                  ---------------------------
                                                Peter J. Mundy, VP and CFO





EXHIBIT  INDEX

99.1     Company  News  Release  dated  March  9,  2004.




                         SENTRY TECHNOLOGY CORPORATION

                                 NEWS RELEASE



FOR  IMMEDIATE  RELEASE                     CONTACT:     Peter  J.  Mundy
-----------------------                                  Vice  President  -  CFO
                                                         (631)  739-2000

   SENTRY TECHNOLOGY CORPORATION ACHIEVES SECOND CONSECUTIVE QUARTERLY OPERATING
                                     PROFIT

     HAUPPAUGE, New York, March 9, 2004, -- Sentry Technology Corporation (OTC Bulletin Board: SKVY) today reported financial results for the Company's fourth quarter and year ended December 31, 2003. The Company achieved its second consecutive operating profit following 7 years of operating losses. This dramatic change is a result of the very significant restructuring undertaken throughout 2003, including staff reduction of 50%, relocation of its offices to a smaller and less costly facility, outsourcing of manufacturing, restructuring of supplier debt and renegotiation of its credit facility. The Company has achieved its goals of maintaining key customers, increasing gross margins and substantially cutting operating costs and is now positioned to attract needed investment capital in the form of $2,000,000 in convertible subordinated debt.

     Revenues for the fourth quarter of 2003 were $3,325,000, compared to revenues of $3,188,000 reported in the fourth quarter of the prior year. The Company generated an operating profit for the current quarter of $47,000 as compared to an operating loss of $646,000 for the same period of 2002. Net loss was $109,000, or $(0.00) per share, in the fourth quarter of 2003 as compared to a net loss $873,000, or $(0.01) per share, in the fourth quarter of 2002.

    For the year ended December 31, 2003, revenues were $13,009,000, compared to $14,536,000 reported in the previous year. The decrease in revenues is primarily related to lower sales of EAS and conventional CCTV products to several of the Company's larger customers. However, sales of the Company's proprietary SmartTrack traveling camera systems increased by 29% in 2003, led by an increase in international sales. Net income was $181,000, or $(0.00) per share, compared to a net loss of $3,356,000, or $(0.05) per share. Included in the net income for the year were extraordinary gains of $738,000, or $0.01 per share, related to the settlement with trade creditors of past due debt and the termination of its long-term lease with its prior landlord for the Hauppauge, New York facility.

     As announced on February 26th, Sentry has signed a term sheet to raise $2,000,000 in secured convertible debt with a venture fund (the VC Fund) managed by a multibillion-dollar North American company. Signing the term sheet was only possible once the Company could demonstrate the benefits of the restructuring. After the repayment of certain debts and expenses, the majority of the $2,000,000 in proceeds will be used for working capital purposes.

     As part of the transaction, Sentry will acquire ID Systems, a Toronto based group of companies engaged in anti-shoplifting technology, security labeling, radio frequency identification (RFID), access control and library security in exchange for 30,000,000 Sentry common shares. ID Systems will add new products and growth opportunities with approximately $6.5 million in sales, $4.5 million in assets and $700,000 in EBITDA based upon 2003 performance. The acquisition of ID Systems will increase the number of outstanding Sentry shares to a total of 115,755,610. Peter Murdoch, President and CEO of Sentry and President of ID Systems, will indirectly own the newly issued Sentry shares as a result of the sale of his controlling interest in ID Systems.

     By agreement between Peter Murdoch and the VC Fund, no shares owned directly or indirectly by Murdoch can be sold during the first year following the VC fund investment. Thereafter, while the debenture is outstanding, Murdoch is subject to annual selling restrictions. Following the convertible debt transaction by the VC Fund, Murdoch is expected to own or control 47.4% of the outstanding common stock of Sentry.

 "We are pleased with the progress that has been made in restructuring Sentry," said Peter J. Mundy, Vice President and CFO of Sentry Technology Corporation. "Much has been accomplished during 2003, without the benefit of any additional working capital. The completion of the proposed $2,000,000 convertible debt transaction and the ID Systems acquisition will dramatically strengthen Sentry's financial position. Also through its investment of long term capital, senior management continues to show its commitment towards the future success of the combined companies."

     Sentry Technology Corporation designs, manufactures, sells and installs a complete line of Radio Frequency (RF) and Electro-Magnetic (EM) EAS systems and Closed Circuit Television (CCTV) solutions. The CCTV product line features SentryVision, a proprietary, patented traveling Surveillance System, including our latest SmartTrack system. The Company's products are used by retailers to deter shoplifting and internal theft and by industrial and institutional customers to protect assets and people. The partnership with Dialoc ID Holdings, B.V. expands the Company's product offering to include proximity Access Control and Radio Frequency Identification (RFID) solutions. For further information, please visit our Web site at www.sentrytechnology.com.

                                      # # #

     This press release may include information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company's Securities and Exchange Commission filings.

CONDENSED  CONSOLIDATED  STATEMENTS  OF  OPERATIONS
(In  thousands,  except  per  share  data)

                                                                Three Months Ended                 Twelve Months Ended
                                                                   December 31,                        December 31,

                                                                2003           2002               2003            2002
                                                                -------------------               ---------------------
REVENUES . . . . . . . . . . . . . . . . . . . . . . . . . . .$ 3,325        $ 3,188             $ 13,009        $14,536

COSTS AND EXPENSES:
     Cost of sales . . . . . . . . . . . . . . . . . . . . . .  1,200          1,791               5,179           7,382
     Customer service expenses . . . . . . . . . . . . . . . .  1,065            930               3,977           4,240
     Selling, general and administrative expenses. . . . . . .    849            980               3,575           5,119
     Research and development. . . . . . . . . . . . . . . . .    164            133                 656             548
                                                              --------       --------            --------       --------

                                                                3,278          3,834              13,387          17,289
                                                              --------       --------            --------       --------

OPERATING PROFIT (LOSS). . . . . . . . . . . . . . . . . . . .     47           (646)               (378)         (2,753)

INTEREST AND FINANCING EXPENSE . . . . . . . . . . . . . . . .    158            227                 671             603
                                                              --------       --------            --------       --------
LOSS BEFORE INCOME TAXES AND . . . . . . . . . . . . . . . . .   (111)          (873)             (1,049)         (3,356)
   EXTRAORDINARY ITEM

INCOME TAX BENEFIT                                                 (1)           ---                (492)           ---
                                                              --------       --------            --------       --------

LOSS BEFORE EXTRAORDINARY ITEM. . . . . . . . . . . . . . . .    (110)          (873)               (557)         (3,356)

EXTRAORDINARY ITEM - Gain on extinguishment
    of debt, net of $1 and $492 income taxes                        1            ---                 738            ---
                                                              --------       --------            --------       --------

NET INCOME (LOSS). . . . . . . . . . . . . . . . . . . . . . .$  (109)       $  (873)            $   181        $ (3,356)
                                                              ========       ========            ========       ========

BASIC INCOME (LOSS) PER COMMON SHARE
Income (loss) before extraordinary item. . . . . . . . . . . .$ (0.00)       $ (0.01)            $ (0.01)       $ (0.05)
Extraordinary item . . . . . . . . . . . . . . . . . . . . . .   0.00           0.00                0.01           0.00
                                                              --------       --------            --------       --------
Net income (loss)                                             $ (0.00)       $ (0.01)               0.00        $ (0.05)
                                                              ========       ========            ========       ========

WEIGHTED AVERAGE SHARES  . . . . . . . . . . . . . . . . . . . 85,754         78,044              84,153          72,193
                                                              ========       ========            ========       ========


CONSOLIDATED BALANCE SHEETS
(In thousands)

                                                       December 31,    December 31,
                                                                2003            2002
                                                       --------------  --------------

ASSETS
-----------------------------------------------------
CURRENT ASSETS
  Cash and cash equivalents . . . . . . . . . . . . .  $         210   $         266
  Accounts receivable, less allowance for doubtful
     accounts of $304 and $303, respectively. . . . .          1,482           1,472
  Inventories . . . . . . . . . . . . . . . . . . . .          1,855           3,145
  Prepaid expenses and other current assets . . . . .            126             237
                                                       --------------  --------------
    Total current assets. . . . . . . . . . . . . . .          3,673           5,120

PROPERTY, PLANT AND EQUIPMENT, net. . . . . . . . . .            209           2,563
OTHER ASSETS. . . . . . . . . . . . . . . . . . . . .            211             309
                                                       --------------  --------------

                                                       $       4,093   $       7,992
                                                       ==============  ==============

LIABILITIES AND SHAREHOLDERS' EQUITY
-----------------------------------------------------
CURRENT LIABILITIES
  Revolving line of credit and term loan. . . . . . .  $       1,515   $       2,067
  Accounts payable. . . . . . . . . . . . . . . . . .            566           1,807
  Accrued liabilities . . . . . . . . . . . . . . . .          1,601           1,523
  Obligations under capital leases - current portion.              5              97
  Deferred income . . . . . . . . . . . . . . . . . .            271             394
                                                       --------------  --------------
    Total current liabilities . . . . . . . . . . . .          3,958           5,888

NOTES PAYABLE                                                    247             ---

OBLIGATIONS UNDER CAPITAL LEASES -
  noncurrent portion. . . . . . . . . . . . . . . . .             13           2,555
                                                       --------------  --------------
    Total liabilities . . . . . . . . . . . . . . . .          4,218           8,443

SHAREHOLDERS' EQUITY  (DEFICIT)
  Common stock. . . . . . . . . . . . . . . . . . . .             86              78
  Additional paid-in capital. . . . . . . . . . . . .         44,658          44,521
  Accumulated deficit . . . . . . . . . . . . . . . .        (44,749)        (44,930)
  Note receivable from shareholder. . . . . . . . . .           (120)           (120)
                                                       --------------  --------------
    Total shareholders' equity (deficit). . . . . . .           (125)           (451)
                                                       --------------  --------------
                                                       $       4,093   $       7,992
                                                       ==============  ==============

